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                                 PROMISSORY NOTE

$380,000                                                     Englewood, Colorado
                                                                October 27, 1999

For value received the undersigned, Chartwell International, Inc., hereby promises to pay to Lincoln Trust Company Custodian F.B.O. John J. Grace's IRA Rollover Account ("the Holder") at 6312 South Fiddlers Green Circle, Suite 400E, Englewood, Colorado 80111 the sum of three hundred eighty thousand dollars ($380,000) with a simple interest rate of 10% per annum, in lawful money of the United States. Interest will be compounded monthly and is payable quarterly, or at the option of the Company no later than August 1, 2002.

This Note is due and payable in full on or before August 1, 2002 or at the option of the Holder at the time financing is received.

This Note shall be considered in default if not paid off by August 1, 2002. Should default occur, then at any time after August 1, 2002 the entire amount of unpaid principal shall, at the option of the Holder, become immediately due and payable.

The undersigned agrees, in the event of default, to pay reasonable costs of collection, including attorney's fees incurred in connection with the collection of this Note. The undersigned hereby waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and notice of any kind with respect to this Note or any guarantee of it.


                                       CHARTWELL INTERNATIONAL, INC.
                                       a Nevada Corporation

                                       /s/ Alice M. Gluckman
                                       --------------------------------------
                                       Alice M. Gluckman, Corporate Secretary